Exhibit 10.51

March 30, 2005

Mr. George Rose

3041 Hutton Drive

Beverly Hills, California 90210

Re:       Your Employment Agreement with Activision, Inc.

dated November 20, 2002 (the “Employment Agreement”)

Dear George:

This letter confirms our agreement to amend the terms of the Employment Agreement in accordance with the provisions set forth below.  Capitalized terms not defined in this letter shall have the meanings ascribed to them in the Employment Agreement.

The specific amendments to the Employment Agreement are as follows:

1.               Paragraph 1 of the Employment Agreement is deleted in its entirety and is replaced with the following:

“1.  Term

The term of your employment under this agreement shall commence on November 01, 2002 and expire on March 31, 2007, unless earlier terminated as provided below.”

2.               Paragraph 2(a) of the Employment Agreement is supplemented with the following sentence:

“Notwithstanding anything to the contrary set forth in this agreement, commencing effective as of March 30, 2005, your base salary shall be $330,000.”

3.               Paragraph 2(d) of the Employment Agreement is deleted in its entirety and is replaced with the following:

“In addition to your base salary, you may be eligible to receive an annual discretionary bonus targeted at sixty percent (60%) of your annual base salary (pro-rated for the amount of time that you actually perform services for Employer during a particular fiscal year).  The amount of this bonus, if any, is within the sole and absolute discretion of the Employer’s Board of Directors (or the Compensation Committee of the Board of Directors).  Certain of the criteria that will be considered to evaluate your eligibility for a bonus are your achievement of specific objectives and/or your contribution to the success of the corporate goals and objectives.  Employer’s overall financial performance will also be considered in determining whether any bonus is awarded and, if so, the amount.  Discretionary bonuses, if granted, are generally paid to employees in May.  You must remain continuously employed by Employer through the date on which the discretionary bonus is paid to be eligible to receive a bonus.  Employer retains the right to modify, at any time, any and all of the criteria used to determine whether Employee is eligible for a bonus and, if so, the amount of any such bonus.”

Employer and you do hereby agree that the terms of that certain Memorandum dated July 23, 2002 as specifically relating to the reduction of your bonus level to 55% are hereby deemed no longer in effect.

4.               Paragraph 2(e) of the Employment Agreement is amended by adding the following provisions to the end of the sentence currently constituting such Paragraph:

“As an additional incentive to the extension of your employment with Employer under this agreement, you will receive a sign-on bonus equal to $90,000.  This bonus shall be paid upon execution of this Amendment.”

5.               Paragraph 2 of the Employment Agreement is amended by adding the following Paragraph 2(e) to the end of the sentence currently constituting such Paragraph:

“Without limiting the generality of the foregoing, in consideration for your execution of this letter, you were also granted options to purchase 50,000 shares of Employer’s common stock.  The options will be issued on March 30, 2005 at an exercise price that will be the market low of such common stock on that date.  The option to purchase 50,000 shares referred to above will vest ratably over four years beginning March 30, 2006, with twenty-five percent (25%) of the amount granted vesting on each subsequent March 30th.  The foregoing options will be governed in all other respects by the company’s stock option plan in effect at the time of the grant.”

Except as specifically set forth above, the Employment Agreement shall remain unmodified and in full force and effect.

If the foregoing accurately reflects your understanding of the provisions of your Employment Agreement that are being amended pursuant to this letter, please so indicate by signing in the space provided below.

Very truly yours,

Ron Doornink

Chief Executive Officer

ACCEPTED AND AGREED TO:

George Rose